EXHIBIT 99.1

Dime Community Bancshares, Inc. Provides Update on Investment Portfolio Repositioning and Pension Termination

Hauppauge, NY – December 12, 2024 – Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), today announced the completion of a repositioning of its available-for-sale investment securities portfolio. During the fourth quarter:

●	The Company executed the sale of $379 million of lower-yielding available-for-sale debt securities. The securities sold had a weighted average yield of 1.20% and a weighted average duration of 3.3 years.
●	The Company purchased $379 million of debt securities. The securities purchased had a weighted average yield of 5.08% and a weighted average duration of 4.2 years.

The Company expects to recognize a one-time pre-tax loss on sale of securities of approximately $43 million in the quarter ending December 31, 2024.

The Company also began the distribution of payments to eligible participants of a legacy pension plan, that its Board of Directors had approved for termination. The termination, undertaken to support prudent expense management, is expected to result in an expense of approximately $1 million in the quarter ending December 31, 2024.  The remaining benefit obligations of the plan are expected to be distributed in the first quarter of 2025 at which time the Company will recognize an additional expense of approximately $2 million.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13.7 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

 ¹ Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.